Exhibit 2.10

DATA ASSIGNMENT AND LICENSE AGREEMENT

September 27, 2016

This DATA ASSIGNMENT AND LICENSE AGREEMENT (this “Agreement”), effective as of September 30, 2016 (the “Effective Date”), by and between R. R. Donnelley & Sons Company, a Delaware corporation (“RRD”), and LSC Communications US, LLC, a limited liability company (“LSC”). Each of RRD and LSC is referred to herein as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, RRD, LSC Communications, Inc. (“LSC Parent”) and Donnelley Financial Solutions, Inc. have entered into a Separation and Distribution Agreement, dated as of September 14, 2016 (the “Separation and Distribution Agreement”), pursuant to which RRD and its subsidiaries will undertake a series of transactions following which RRD will separate into three independent, publicly traded companies: (i) one business focused on publishing and retail-centric print services and office products, which shall be owned and conducted, directly or indirectly, by the parent company of LSC, LSC Parent, (ii) one business focused on financial communications and data services, which shall be owned and conducted, directly or indirectly, by Donnelley Financial Solutions, Inc., and (iii) one business focused on customized multichannel communications management, which shall be owned and conducted, directly or indirectly, by RRD; and

WHEREAS, in connection with the transactions contemplated by the Separation and Distribution Agreement, (i) RRD wishes to assign and transfer to LSC, and LSC wishes to receive, (A) an equal, undivided joint ownership interest in the Shared Data (as defined herein), and (B) sole ownership of Exclusive LSC Data (as defined herein), and (ii) LSC wishes to grant to RRD a limited license under Exclusive LSC Data, in each case, in accordance with the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and covenants set forth herein and in the Separation and Distribution Agreement (and other agreements entered into in connection with the Separation and Distribution Agreement), and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Parties hereby agrees as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

Section 1.1 References; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Unless the context otherwise requires, the words “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation.” Unless the context otherwise requires, references in this Agreement to Articles, Sections and Schedules shall be deemed references to Articles and Sections of, and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. Any capitalized terms used but not defined in this Agreement have the meanings given to them in the Separation and Distribution Agreement.

Section 1.2 Definitions. Capitalized terms used in this Agreement and not otherwise defined in this Agreement have the respective meanings assigned thereto in the Separation and Distribution Agreement. As used in this Agreement, the following terms have the following meanings:

(1) “AAA” shall have the meaning set forth in Section 8.2.

(2) “Agreement” shall have the meaning set forth in the Preamble of this Agreement.

(3) “Agreement Disputes” shall have the meaning set forth in Section 8.1.

(4) “Change of Control” means, with respect to a Party (the “Acquired Person”), any transaction or series of related transactions, including any such transaction(s) in bankruptcy, in which a Person or group of related Persons, any one of which is not the Acquired Person, who do not Control such Acquired Person prior to such transaction or series of transactions, subsequently obtain(s) Control of the Acquired Person (or any Person with direct or indirect Control of such Acquired Person) by any means, whether by operation of Law, merger, contract, acquisition of securities or otherwise.

(5) “Control” (including the correlative meanings of the terms “Controlled by” and “under common Control with”), when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by Contract or otherwise. It is expressly agreed that no Party or any of its Group Companies shall be deemed to be an Affiliate of another Party or any of its Group Companies by reason of having one or more directors in common.

(6) “Data” means any data, whether historical, operational or otherwise, including data with respect to pricing, customers, vendors, suppliers, distributors, employees, contractors, and cost projections. For clarity, “Data” does not include any rights in or to patents, patent applications, inventions, developments, Software or Trademarks.

(7) “Data Separation Plan” or “DSP” means that certain Data Separation Plan attached to this Agreement as Schedule 2.1.

(8) “Dispute Notice” shall have the meaning set forth in Section 8.1.

(9) “Donnelley Financial Distribution Date” means the date on which the Donnelley Financial Distribution is effected.

(10) “Erroneously Delivered Data” shall have the meaning set forth in Section 2.3.

(11) “Group Company” means, (i) with respect to LSC, any LSC Group Company, and (ii) with respect to RRD, any RRD Group Company.

(12) “LSC Distribution Date” means the date on which the LSC Distribution is effected.

(13) “LSC Exclusive Data” means any Data that (i) is or should be delivered to LSC pursuant to the Data Separation Plan, (ii) is owned and freely assignable by RRD or any of its Group Companies to LSC as of the Effective Date, and (iii) relates exclusively to the LSC Business (and does not relate to the RRD Retained Business or the Donnelley Financial Business).

(14) “LSC Group Company” means (i) LSC, any of LSC’s direct or indirect Subsidiaries immediately following the LSC Distribution Date, and any Person that becomes a direct or indirect Subsidiary of LSC after such time, and (ii) other than the Persons described in the foregoing clause (i), LSC Parent, any of LSC Parent’s direct and indirect Subsidiaries immediately following the LSC Distribution Date, and any Person that becomes a direct or indirect Subsidiary of LSC Parent after such time. Notwithstanding the foregoing, (A) with respect to the foregoing clause (i), a direct or indirect Subsidiary of LSC shall not be an LSC Group Company if and when it ceases to be a direct or indirect Subsidiary of LSC, (B) with respect to the foregoing clause (ii), a direct or indirect Subsidiary of LSC Parent shall not be an LSC Group Company if and when it ceases to be a direct or indirect Subsidiary of LSC Parent, and (C) with respect to the foregoing clause (ii), LSC Parent and its Subsidiaries (other than LSC and its Subsidiaries) shall not be LSC Group Companies if and when LSC Parent ceases to have Control over LSC.

(15) “LSC Shared Data” means any Data that (i) is or should be delivered to LSC pursuant to the Data Separation Plan, (ii) is owned and freely assignable by RRD or any of its Group Companies to LSC with respect to a joint ownership interest, as of the Effective Date, (iii) relates to the LSC Business, and (iv) is not LSC Exclusive Data.

(16) “Mediation Period” shall have the meaning set forth in Section 8.2.

(17) “Potentially Omitted Data” shall have the meaning set forth in Section 2.2.

(18) “RRD Group Company” means any of RRD’s direct or indirect Subsidiaries immediately following the later to occur of the LSC Distribution Date and the Donnelley Financial Distribution Date, and any Person that becomes a direct or indirect Subsidiary of RRD after such time. For the avoidance of doubt, a direct or indirect Subsidiary of RRD shall not be an RRD Group Company if and when it ceases to be a direct or indirect Subsidiary of RRD.

(19) “Rules” shall have the meaning set forth in Section 8.3.

(20) “Separation and Distribution Agreement” shall have the meaning set forth in the Recitals to this Agreement.

ARTICLE II

TRANSFER OF DATA

Section 2.1 Transfer and Delivery. RRD shall use commercially reasonable efforts to transfer and deliver to LSC all Data that, according to the DSP, should be transferred and delivered to LSC. Such transfer and delivery shall be made in an appropriate physical or electronic format as set forth in the DSP, and within the time schedules contemplated by the DSP. Each Party shall reasonably cooperate in good faith with the other Party to accomplish the transfer and delivery of Data contemplated in the DSP.

Section 2.2 Omitted Materials. If LSC discovers and determines in good faith, within eighteen (18) months after the Effective Date, that any Data that should have been delivered or transferred to LSC pursuant to the DSP was not so delivered or transferred as of the Effective Date (such data, “Potentially Omitted Data”), LSC may provide a written request to RRD describing the Potentially Omitted Data and an explanation (with a reasonable level of detail) as to why such Potentially Omitted Data should have been delivered and transferred to LSC pursuant to the DSP. RRD agrees to consider any such request in a timely manner, and if RRD agrees in good faith that such Potentially Omitted Data should be delivered and transferred to LSC pursuant to the DSP, then RRD shall deliver and transfer such Potentially Omitted Data to LSC within a reasonable time. If RRD determines in good faith that Potentially Omitted Data should not, pursuant to the DSP, be delivered and transferred to LSC, then RRD shall provide to LSC within a reasonable time written notification of such good faith determination, and any continued dispute between the Parties with respect to the correct or erroneous transfer or delivery of Potentially Omitted Data shall be governed under dispute resolution provisions of ARTICLE VIII. This Section 2.2 and ARTICLE VIII state the sole and exclusive remedies of LSC (or any of its Group Companies) for any failure by RRD or any of its Group Companies to transfer or deliver any Data to LSC pursuant to Section 2.1 hereof.

Section 2.3 Erroneously Delivered Materials. If either Party discovers and determines in good faith, within eighteen (18) months after the Effective Date, that any Data was delivered or transferred to LSC that should not have been so delivered or transferred (such Data, “Erroneously Delivered Data”), such Party shall provide a written notice to the other Party describing the Erroneously Delivered Data and an explanation (with a reasonable level of detail) as to why such Erroneously Delivered Data should not have been delivered or transferred to LSC pursuant to the DSP. If LSC determines in good faith, whether independently or within a reasonable time after receiving a request from RRD, that Erroneously Delivered Data should not have been delivered or transferred to LSC pursuant to the DSP, then LSC shall return and transfer such Erroneously Delivered Data back to RRD and, promptly thereafter, permanently delete all copies of such Erroneously Delivered Data (physical, electronic or otherwise) from all of its and its Group Companies’ records and systems. If any such Erroneously Delivered Data has been provided to a third Person by or behalf of LSC or any of its Group Companies, LSC shall use reasonable efforts to cause such third Person to promptly and permanently delete all copies of such Erroneously Delivered Data (physical, electronic or otherwise) from all of its records and systems. If, however, upon receiving a request from RRD for the return or deletion of Erroneously Delivered Data, LSC determines in good faith that such Erroneously Delivered Data was correctly transferred or delivered to LSC pursuant to the DSP, then LSC shall provide to RRD within a reasonable time written notification of such good faith determination, and any continued dispute between the Parties with respect to the correct or erroneous transfer of Erroneously Delivered Data shall be governed under dispute resolution provisions of ARTICLE VIII.

ARTICLE III

ASSIGNMENT AND OWNERSHIP OF DATA

Section 3.1 LSC Shared Data. RRD, on behalf of itself and its Group Companies, hereby Transfers to LSC an equal undivided fifty percent (50%) joint ownership interest in all of RRD’s and its Group Companies’ rights, title, and interest in and to the LSC Shared Data, including any database rights or other proprietary rights therein or thereto, without any duty of accounting, without any duty to obtain consent from the RRD or to pay any royalties or other remuneration to RRD in order to license, enforce or otherwise exploit such LSC Shared Data; provided that such Transfer is made expressly subject to any and all prior licenses, covenants not to sue or other rights granted by, or commitments of, RRD or any of its Group Companies with respect to the LSC Shared Data.

Section 3.2 LSC Exclusive Data. RRD, on behalf of itself and its Group Companies, hereby Transfers to LSC all of RRD’s and its Group Companies’ rights, title and interest in and to the LSC Exclusive Data, including any database rights or other proprietary rights therein or thereto; provided that such Transfer is made expressly subject to any and all prior licenses, covenants not to sue or other rights granted by, or commitments of, RRD or any of its Group Companies with respect to the LSC Exclusive Data, and is further subject to the licenses and other rights retained by and granted to RRD and its Group Companies pursuant to Section 4.1 hereof.

ARTICLE IV

LICENSE TO RRD

Section 4.1 License Back Under LSC Exclusive Data. RRD retains, and LSC hereby grants to RRD, a perpetual, irrevocable, non-terminable, royalty-free, fully paid-up, non-exclusive, worldwide, non-transferable (except as expressly permitted in Section 7.1) and non-sublicensable (except as expressly permitted in Section 4.2) license to maintain, copy, use, modify, create derivative works of, display, disclose and otherwise exploit the LSC Exclusive Data, including any database rights or other proprietary rights therein or thereto, for one or more of the following purposes:

(a) backup, storage or archival purposes, in each case, in RRD’s sole discretion;

(b) to comply with any obligations of RRD or any of its Group Companies under this Agreement, the Transition Services Agreement, the Separation and Distribution Agreement, and any other Contract to which RRD or any of its Group Companies is a party or by which it is bound; and

(c) to comply with any applicable Laws or any demand or request by any Governmental Entity.

Section 4.2 Sublicensing. RRD has the right to grant non-transferable sublicenses, within the scope of the licenses retained or granted pursuant to Section 4.1, to (a) its Group Companies, provided that any sublicense granted to a Group Company of RRD shall automatically and immediately terminate once such Group Company ceases to be a Group Company of RRD, and (b) independent contractors and consultants who are subject to confidentiality obligations.

ARTICLE V

CONFIDENTIALITY; ENFORCEMENT AND NON-USE

Section 5.1 LSC Exclusive Data. RRD shall use commercially reasonable efforts to (a) maintain the confidentiality of any LSC Exclusive Data that is in RRD’s or its Group Companies’ possession using at least the same degree of care as it uses for its own confidential information of similar nature, (b) limit access to any LSC Exclusive Data to those employees, independent contractors and consultants of RRD and its Group Companies who have a business reason to access such Data relating to the purposes permitted in Section 4.1, (c) use data security measures with respect to such LSC Exclusive Data designed to ensure that other employees or contractors of RRD or its Group Companies do not have access to such data, (d) and otherwise refrain from using or accessing any LSC Exclusive Data except as expressly permitted pursuant to ARTICLE IV. Notwithstanding the foregoing, if RRD or any of its Group Companies is required by Law, or required pursuant to a demand or request by any Governmental Entity, to disclose any LSC Exclusive Data, RRD (or such Group Company) may do so without breaching any provision of this Agreement; provided that, unless prohibited by Law, RRD shall promptly notify LSC of the existence of any such requirement, request or demand, and shall provide LSC with a reasonable opportunity to seek an appropriate protective order or other remedy, and RRD shall reasonably cooperate with LSC in obtaining such protective order or other remedy.

Section 5.2 LSC Shared Data. Each Party and its Group Companies may use, access and disclose to third Persons the LSC Shared Data as may be necessary or desirable, as determined by such Party or its applicable Group Company in such Party’s sole discretion, in connection with bona fide business operations of such Party or its Group Companies.

Section 5.3 Enforcement. Each Party and its Group Companies shall have the independent right, but not the obligation, to assert claims for any past, present or future infringement, misappropriation, or other unlawful use of or access to any LSC Shared Data, against any third Person. Each Party (and its Group Companies) shall, to a commercially reasonable extent and upon written request by the other Party, cooperate with such other Party in any attempt to assert or enforce such other Party’s or its Group Companies’ rights with respect to any LSC Shared Data; provided that such other Party shall reimburse such first Party and its Group Companies for any out-of-pocket costs and expenses incurred by the first Party or its Group Companies in providing such cooperation. LSC and its Group Companies shall have the sole and exclusive right, but not the obligation, to assert claims of any past, present or future infringement, misappropriation, or other unlawful use of or access to any LSC Exclusive Data against any third Person.

ARTICLE VI

TERM

Section 6.1 Term. The term of this Agreement shall commence on the Effective Date and shall continue in perpetuity.

Section 6.2 Termination. Neither Party shall have any right to terminate this Agreement or any of the licenses or other rights granted hereunder for any reason.

ARTICLE VII

ASSIGNABILITY

Section 7.1 Assignment. Neither this Agreement nor the licenses, rights or obligations hereunder may be assigned or delegated, including by operation of Law, merger, consolidation, asset sale, acquisition of securities or otherwise, by any Party without the prior express written consent of the other Party (which consent may not be unreasonably withheld, conditioned or delayed); provided that (a) a Change of Control of a Party is not, and will be deemed not to be, an assignment or delegation, or purported assignment or delegation, of this Agreement or a breach of this Section 7.1, and the licenses and other rights granted pursuant to ARTICLE IV shall survive any Change of Control of either Party, and (b) each Party may assign this Agreement in whole to any Person that acquires all or substantially all of the assets and business operations of such Party, without the other Party’s consent. Any attempted assignment or delegation that is not in accordance with this Section 7.1 shall be null and void.

Section 7.2 Successors and Assigns. The provisions of this Agreement and the licenses, rights and obligations hereunder shall be binding upon, inure to the benefit of and be enforceable by and against the Parties and their respective successors and permitted transferees and assigns.

ARTICLE VIII

DISPUTE RESOLUTION

Section 8.1 Negotiation. In the event of a controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity or breach of this Agreement or otherwise arising out of, or in any way related to this Agreement or the transactions contemplated hereby, including any claim based on contract, tort, statute or constitution (collectively, “Agreement Disputes”), the Party claiming such Agreement Dispute shall give written notice to the other Party setting forth the Agreement Dispute and a brief description thereof (a “Dispute Notice”) pursuant to the terms of the notice provisions of Section 9.1 hereof. Following delivery of a Dispute Notice, the general counsels of the relevant Parties and/or such other executive officer designated by the relevant Party shall negotiate for a reasonable period of time to settle such Agreement Dispute; provided that such reasonable period shall not, unless otherwise agreed by the Parties in writing, exceed forty-five (45) calendar days from the time of receipt by a Party of a Dispute Notice; provided further, that in the event of any arbitration in accordance with Section 8.3 hereof, the relevant Parties shall not assert the defenses of statute of limitations and laches arising during the period beginning after the date of receipt of the Dispute Notice, and any contractual time period or deadline under this Agreement to which such Agreement Dispute relates occurring after the Dispute Notice is received shall not be deemed to have passed until such Agreement Dispute has been resolved.

Section 8.2 Mediation. If, within forty-five (45) calendar days (or such longer period as may be agreed in writing between the Parties) after receipt by a Party of a Dispute Notice, the Parties have not succeeded in negotiating a resolution of the Agreement Dispute, the Parties agree to submit the Agreement Dispute at the earliest possible date to mediation conducted in accordance with the Commercial Mediation Rules of the American Arbitration Association (“AAA”), and to bear equally the costs of the mediation; provided, however, that each Party shall bear its own costs in connection with such mediation. The parties agree to participate in good faith in the mediation and negotiations related thereto for a period of thirty (30) days or such longer period as they may mutually agree following the initial mediation session (the “Mediation Period”).

Section 8.3 Arbitration. If the Agreement Dispute has not been resolved for any reason after the Mediation Period, such Agreement Dispute shall be determined, at the request of either relevant Party, by arbitration conducted in Chicago, Illinois, before and in accordance with the then-existing Commercial Arbitration Rules of the AAA, except as modified herein (the “Rules”). There shall be three arbitrators. Each Party shall appoint one arbitrator within twenty (20) calendar days of receipt by respondent of a copy of the demand for arbitration. The two party-appointed arbitrators shall have twenty (20) calendar days from the appointment of the second arbitrator to agree on a third arbitrator who shall chair the arbitral tribunal. Any arbitrator not timely appointed by the Parties under this Section 8.3 shall be appointed by the AAA in accordance with the listing, ranking and striking method in the Rules, and in any such procedure, each Party shall be given a limited number of strikes, excluding strikes for cause. Any controversy concerning whether an Agreement Dispute is an arbitrable Agreement Dispute, whether arbitration has been waived, whether an assignee of this Agreement is bound to arbitrate, or as to the interpretation of enforceability of this ARTICLE VIII shall be determined by the arbitrators. In resolving any Agreement Dispute, the Parties intend that the arbitrators shall apply the substantive laws of the State of Illinois, without regard to any choice of law principles thereof that would mandate the application of the laws of another jurisdiction. The Parties intend that the provisions to arbitrate set forth herein be valid, enforceable and irrevocable, and any award rendered by the arbitrators shall be final and binding on the Parties. The Parties agree to comply with any award made in any such arbitration proceedings and agree to enforcement of or entry of judgment upon such award in the United States District Court for the Northern District of Illinois. The arbitrators shall be entitled, if appropriate, to award any remedy in such proceedings, including monetary damages, specific performance and all other forms of legal and equitable relief; provided, however, the arbitrators shall not be entitled to award punitive, exemplary, treble or any other form of non-compensatory damages except (i) in connection with indemnification for a Third Party Claim (and in such a case, only to the extent awarded in such Third Party Claim) or (ii) for reasonably foreseeable consequential damages or losses.

Section 8.4 Arbitration Period. Any arbitration proceeding shall be concluded in a maximum of six (6) months from the commencement of the arbitration. The parties involved in the proceeding may agree in writing to extend the arbitration period if necessary to appropriately resolve the Agreement Dispute.

Section 8.5 Treatment of Negotiations, Mediation and Arbitration. Without limiting the provisions of the Rules, unless otherwise agreed in writing by or among the relevant Parties or permitted by this Agreement, the relevant Parties shall keep, and shall cause their respective Group Companies to keep, confidential all matters relating to and any negotiation, mediation, conference, arbitration, discussion or arbitration award pursuant to this ARTICLE VIII shall be treated as compromise and settlement negotiations for purposes of Rule 408 of the Federal Rules of Evidence and comparable state rules; provided that such matters may be disclosed (i) to the extent reasonably necessary in any proceeding brought to enforce the award or for entry of a judgment upon the award and (ii) to the extent otherwise required by Law or stock exchange. Nothing said or disclosed, nor any document produced, in the course of any negotiations, conferences and discussions that is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose in any current or future arbitration. Nothing contained herein is intended to or shall be construed to prevent any Party from applying to any court of competent jurisdiction for interim measures or other provisional relief in connection with the subject matter of any Agreement Disputes. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any Party to respect the arbitral tribunal’s orders to that effect.

Section 8.6 Continuity of Service and Performance. Unless otherwise agreed in writing, the Parties will continue to honor all commitments under this Agreement during the course of dispute resolution pursuant to the provisions of this ARTICLE VIII with respect to all matters not subject to such dispute resolution.

Section 8.7 Consolidation. The arbitrators may consolidate any Agreement Disputes under this Agreement if the subject of the Agreement Disputes thereunder arise out of or relate essentially to the same set of facts or transactions. Such consolidated arbitration shall be determined by the arbitrator appointed for the arbitration proceeding that was commenced first in time.

ARTICLE IX

NOTICES

Section 9.1 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in English, shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile (at a facsimile number to be provided by such Party to the other Party pursuant to the notice provisions of this Section 9.1) with receipt confirmed (followed by delivery of an original via overnight courier service), by email (at an email address to be provided by such Party to the other Party pursuant to the notice provisions of this Section 9.1) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.1):

To RRD:

R. R. Donnelley & Sons Company

35 West Wacker Drive

Chicago, Illinois 60601

Attn: General Counsel

To LSC:

LSC Communications US, LLC

35 West Wacker Drive

Chicago, Illinois 60601

Attn: General Counsel

ARTICLE X

MISCELLANEOUS

Section 10.1 Taxes. Except as may otherwise be specifically provided herein, each Party shall bear all taxes, duties and other similar charges (and any related interest and penalties) imposed as a result of its receipt of Services under this Agreement.

Section 10.2 Relationship of Parties. Nothing in this Agreement shall be deemed or construed by the Parties or any Third Party as creating the relationship of principal and agent, partnership or joint venture between the Parties, it being understood and agreed that no provision contained herein, and no act of the Parties, shall be deemed to create any relationship between the Parties other than the relationship of independent contractor nor be deemed to vest any rights, interest or claims in any third parties.

Section 10.3 Complete Agreement; Construction. This Agreement, including the Schedules hereto, shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. In the event of any inconsistency between this Agreement and any Schedule, the Schedule shall prevail. The rights and remedies of the Parties herein provided shall be cumulative and in addition to any other or further remedies provided by law or equity.

Section 10.4 Counterparts. This Agreement may be executed in more than one counterpart, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Parties.

Section 10.5 Waivers and Consents. The failure of any Party to require strict performance by any other Party of any provision in this Agreement will not waive or diminish that Party’s right to demand strict performance thereafter of that or any other provision hereof. Any consent required or permitted to be given by any Party to the other Parties under this Agreement shall be in writing and signed by the Party giving such consent.

Section 10.6 Amendments. This Agreement may not be modified or amended except by an agreement in writing signed by a duly authorized representative of each of the Parties.

Section 10.7 No Circumvention. The Parties agree not to directly or indirectly take any Actions, act in concert with any Person who takes an Action (including the failure to take a reasonable Action) such that the resulting effect is to materially undermine the effectiveness of any of the provisions of this Agreement or any Ancillary Agreement.

Section 10.8 Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party or by any entity that becomes a Subsidiary of such Party on and after the LSC Distribution Date.

Section 10.9 Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties, and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

Section 10.10 Titles and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 10.11 Schedules. The Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

Section 10.12 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of, but not the laws governing conflicts of laws of, the State of Illinois.

Section 10.13 Consent to Jurisdiction. Subject to the provisions of ARTICLE VIII hereof, each of the Parties irrevocably submits to the exclusive jurisdiction of (a) the Circuit Court of the State of Illinois, Cook County, or (b) the United States District Court for the Northern District of Illinois (the “Illinois Courts”), for the purposes of any suit, Action or other proceeding to compel arbitration or for provisional relief in aid of arbitration in accordance with ARTICLE VIII or to prevent irreparable harm, and to the non-exclusive jurisdiction of the Illinois Courts for the enforcement of any award issued thereunder. Each of the Parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth above shall be effective service of process for any Action, suit or proceeding in the Illinois Courts with respect to any matters to which it has submitted to jurisdiction in this Section 10.13. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any Action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the Illinois Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 10.14 Specific Performance. The Parties agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to an injunction or injunctions to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 10.15 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.15.

Section 10.16 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 10.17 Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

Section 10.18 No Duplication; No Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances.

Section 10.19 Disclaimer of Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND IN THE SEPARATION AND DISTRIBUTION AGREEMENT, THE PARTIES ACKNOWLEDGE AND AGREE THAT

THE LSC EXCLUSIVE DATA AND THE LSC SHARED DATA ARE PROVIDED AS-IS, THAT EACH RECIPIENT ASSUMES ALL RISKS AND LIABILITIES ARISING FROM OR RELATING TO THE USE AND ENFORCEMENT OF SUCH DATA, AND EACH PARTY, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT THERETO, WHETHER EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY IN REGARD TO QUALITY, ACCURACY, COMPLETENESS, PERFORMANCE, NON-INFRINGEMENT, COMMERCIAL UTILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OR ENFORCEABILITY.

Section 10.20 Rights in Bankruptcy. All licenses, immunities, and other rights granted pursuant to ARTICLE IV are conveyed and effective when granted, and each Party is entitled to the maximum protection of the licenses, immunities and other rights that it receives hereunder under applicable Law. Without limiting the generality of the foregoing, each Party, as recipient of licenses, immunities or other rights hereunder, (a) may assert without objection from the other Party (including its successors and assigns) that (i) those licenses, immunities, and other rights are not executory and not vulnerable to rejection under the United States Bankruptcy Code or the bankruptcy Laws of any other country, and (ii) if rejected, such rejection does not result in termination of those licenses, immunities, and other rights or a similar result or effect, and (b) will continue to have and may fully exercise any rights (and make any election) available under Section 365(n) of the United States Bankruptcy Code, the bankruptcy Laws of any other country, or this Agreement, and such other Party (including its successors and assigns) will not, in any event, interfere with such first Party’s licenses, immunities and other rights under this Agreement.

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IN WITNESS WHEREOF, the Parties hereto have caused this Data Assignment and License Agreement to be duly executed by their respective authorized officers as of the date first above written.

R. R. DONNELLEY & SONS COMPANY

By:	/s/ Daniel L. Knotts
Name:	Daniel L. Knotts
Title:	Chief Operating Officer

LSC COMMUNICATIONS US, LLC

By:	/s/ Thomas J. Quinlan III
Name:	Thomas J. Quinlan III
Title:	Chief Executive Officer